Exhibit 14(d)

INDEPENDENT AUDITORS’ CONSENT

Merrill Lynch Asset Income Fund, Inc.:

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-22462 on Form N-14 of Merrill Lynch Global Allocation Fund, Inc. of our report dated February 14, 2000 appearing in the annual report to shareholders of Merrill Lynch Asset Income Fund, Inc. for the year ended December 31, 1999, and to the reference to us under the captions “COMPARISONS OF THE FUNDS - Financial Highlights” and “EXPERTS”, appearing in the Proxy Statement and Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP Princeton, New Jersey March 16, 2000